Exhibit 99.1

[NOT] FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY ANNOUNCES SECOND QUARTER 2023 RESULTS AND REITERATES QUARTERLY GUIDANCE FOR SECOND HALF 2023

~ Second Half 2023 to Benefit from Targeted 2023 Capital Spending Program and Recently Announced Acquisition ~

The Woodlands, TX – August 3, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the second quarter of 2023. In addition, the Company reaffirmed its pro forma guidance for the third and fourth quarters of 2023 assuming completion of its recently announced transaction to acquire additional assets in the Central Basin Platform (“CBP”) of the Permian Basin from Founders Oil & Gas IV, LLC (“Founders”) for $75 million in cash, subject to customary closing adjustments (the “Founders Acquisition”).
Second Quarter 2023 Highlights and Recent Key Items
•Sold 17,271 barrels of oil equivalent per day (“Boe/d”) (69% oil) compared to 18,292 Boe/d (69% oil) for the first quarter of 2023;
◦Primarily impacting sequential quarterly sales volumes were the previously-announced sale of the Company’s non-core asset position in the Delaware Basin, and the deferral of certain well drilling and workover projects due to lower commodity prices and the anticipated funding and incremental benefits of the Founders Acquisition;
•Reported net income of $28.8 million, or $0.15 per diluted share, in the second quarter of 2023, versus net income of $32.7 million, or $0.17 per diluted share in the first quarter of 2023;
◦Second quarter 2023 included a gain on derivative contracts of $3.3 million, while first quarter 2023 included a gain on derivative contracts of $9.5 million;

◦Second quarter 2023 also included a benefit from income taxes of $6.4 million primarily due to the partial release of the valuation allowance. First quarter 2023 included a provision for income taxes of $2.0 million;
•Achieved Adjusted Net Income1 of $28.0 million, or $0.14 per diluted share, for the second quarter of 2023 versus $25.0 million, or $0.13 per diluted share, in the first quarter of 2023;
•Generated Adjusted EBITDA1 of $53.5 million for the second quarter of 2023 compared to $58.6 million in the first quarter of 2023;
•Incurred Lease Operating Expense (“LOE”) of $10.14 per Boe in the second quarter of 2023, which was 9% lower than the mid-point of guidance of $11.00 to $11.40 per Boe and a 4% reduction from $10.61 per Boe the first quarter of 2023;
•Delivered Net Cash Provided by Operating Activities of $43.4 million in the second quarter of 2023;
◦Increased Adjusted Free Cash Flow1 by 20% to $12.6 million from $10.5 million in the first quarter of 2023;
◦Remained cash flow positive for the 15th consecutive quarter;
•Paid down $25.0 million in debt during the second quarter of 2023;
•Ended second quarter 2023 with liquidity of $204.0 million and a Leverage Ratio2 of 1.64x;
◦Reaffirmed borrowing base of $600 million under Ring’s $1.0 billion senior revolving credit facility (the “Credit Facility”) during the second quarter of 2023;
•Continued the 2023 development program, including drilling and completing four horizontal (“Hz”) wells in the Northwest Shelf (“NWS”) and two vertical wells in the CBP, as well as performed three recompletions in the CBP. Capital expenditures were $31.6 million on an accrual basis during the second quarter of 2023, which was 12% lower than the mid-point of guidance of $34 million to $38 million;
1A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.
2 Refer to the “Non-GAAP Information” section in this release for calculation of the Leverage Ratio based on our Credit Agreement.

•Completed the sale of its non-core asset position in the West Texas Delaware Basin for net cash proceeds of $8.0 million (the “Delaware Transaction”) during the second quarter of 2023;
•Entered into agreements in April 2023 with certain holders of the Company’s outstanding warrants for the early exercise of an aggregate of 14.5 million warrants (14.5 million shares of Common Stock) that resulted in net cash proceeds of $8.7 million (the “Early Warrant Exercise”). As of June 30, 2023, 78,200 warrants to purchase shares of Ring’s Common Stock remained outstanding;
•Announced on July 11, 2023 the Company’s agreement to acquire the CBP assets of Founders for $75 million in cash with closing expected later this month and an effective date of April 1, 2023; and
•Reiterated guidance for the third and fourth quarters of 2023 based on its outlook for sales volumes, operating expenses and capital spending, which assumes the anticipated completion of the Founders Acquisition.
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “During the second quarter, we benefited from the Stronghold acquisition executed in the second half of 2022, continued strong performance from our legacy assets, implemented our targeted 2023 capital spending program, and continued ongoing efforts to drive further cost efficiencies in the business. While second quarter sales volumes fell short of earlier developed expectations due to a combination of factors, we were pleased with our overall financial results despite the backdrop of decreased realized oil and natural gas prices. This includes posting a 20% sequential quarterly increase in Adjusted Free Cash Flow. In addition to the increase in Adjusted Free Cash Flow, we benefited from the sale of our non-core assets in the Delaware Basin and the Early Warrant Exercise, which allowed us to pay down $25 million of debt.”
Mr. McKinney continued, “We remain focused on the disciplined execution of our 2023 capital spending program and maximizing our Adjusted Free Cash Flow by prioritizing high rate-of-return drilling and recompletion projects. In short, we will continue to execute our value focused proven strategy designed to further improve our balance sheet and position the Company to return capital to stockholders in the future. To make our stock more appealing to a wider cross-section of the investment community, we believe achieving greater size and scale is a key priority. As a result, pursuing immediately accretive and balance sheet enhancing acquisition opportunities continues to be a core focus.”

Mr. McKinney concluded, “We are excited by our pending Founders transaction to acquire additional assets located near our existing operations, where we are deeply familiar with the operating and development characteristics. We look forward to quickly integrating these assets into our operations after closing. As we have previously stated, the Founders Acquisition is immediately accretive, expands our proved reserves, lowers our leverage ratio, accelerates our ability to pay down debt, increases our inventory of low-risk and high rate-of-return drilling locations, improves capital allocation flexibility, and strategically expands our core operating area that allows us to capture further operating and G&A cost synergies. We will continue to pursue additional opportunities to strategically expand our operational footprint.”
Financial Overview: For the second quarter of 2023, the Company reported net income of $28.8 million, or $0.15 per diluted share, which included a $3.1 million before-tax non-cash unrealized commodity derivative gain, $2.3 million in before-tax share-based compensation, and $0.2 million in before-tax transaction related costs for the Delaware Transaction. The Company’s Adjusted Net Income (which excludes the after-tax impact of the adjustments) was $28.0 million, or $0.14 per diluted share. In the first quarter of 2023, the Company reported net income of $32.7 million, or $0.17 per diluted share, which included a $10.1 million before-tax non-cash unrealized commodity derivative gain and $1.9 million for before-tax share-based compensation. The Company’s Adjusted Net Income for the first quarter of 2023 was $25.0 million, or $0.13 per diluted share. For the second quarter of 2022, Ring reported net income of $41.9 million, or $0.32 per diluted share, which included a $12.2 million before-tax non-cash unrealized commodity derivative gain and $1.9 million in before-tax share-based compensation. Adjusted Net Income in the second quarter of 2022 was $31.3 million, or $0.24 per diluted share.
Adjusted EBITDA was $53.5 million for the second quarter of 2023 versus $58.6 million for the first quarter of 2023, and 13% higher than $47.4 million for the second quarter of 2022.
Adjusted Free Cash Flow for the second quarter of 2023 was $12.6 million, which was 20% higher than $10.5 million for the first quarter of 2023. Positively impacting the current period was a $7.3 million decrease in capital spending. Second quarter 2023 Adjusted Free Cash Flow increased 405% over the same period in 2022. Primarily contributing to the increase was $10.2 million in lower capital spending in the second quarter of 2023.

Adjusted Cash Flow from Operations was $44.0 million for the second quarter of 2023 compared to $49.4 million for the first quarter of 2023 and $44.3 million for the second quarter of 2022.
Adjusted Net Income, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted Cash Flow from Operations are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”
Sales Volumes, Prices and Revenues: As previously disclosed, beginning July 1, 2022, the Company began reporting revenues on a three-stream basis, separately reporting oil, natural gas, and natural gas liquids (“NGLs”) sales. For periods prior to July 1, 2022, sales and reserve volumes, prices, and revenues for NGLs were included in natural gas.
Sales volumes for the second quarter of 2023 were 17,271 Boe/d (69% oil, 16% natural gas and 15% NGLs), or 1,571,668 Boe, compared to 18,292 Boe/d (69% oil, 16% natural gas and 15% NGLs), or 1,646,306 Boe, for the first quarter of 2023. As noted above, second quarter 2023 sales volumes were below Ring’s original guidance due to the previously announced sale of the Company’s non-core Delaware Basin assets and the deferral of certain drilling and workover projects due to lower commodity prices and the anticipated funding and incremental benefits of the Founders Acquisition. In the second quarter of 2022, sales volumes were 9,341 Boe/d (86% oil and 14% natural gas), or 850,017 Boe. Second quarter 2023 sales volumes were comprised of 1,079,379 barrels (“Bbls”) of oil, 1,557,545 thousand cubic feet (“Mcf”) of natural gas and 232,698 Bbls of NGLs.
For the second quarter of 2023, the Company realized an average sales price of $72.30 per barrel of crude oil, $(0.71) per Mcf of natural gas and $10.35 per barrel of NGLs. The combined average realized sales price for the period was $50.49 per Boe, down 6% versus $53.50 per Boe for the first quarter of 2023, and down 49% from $99.95 per Boe in the second quarter of 2022. The average oil price differential the Company experienced from NYMEX WTI futures pricing in the second quarter of 2023 was a negative $1.77 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $3.07 per Mcf. The negative realized price of natural gas in the second quarter of 2023 was driven by processing costs that exceeded Henry Hub pricing less basis differentials.
Revenues were $79.3 million for the second quarter of 2023 compared to $88.1 million for the first quarter of 2023 and $85.0 million for the second quarter of 2022. The 10% decrease in second quarter 2023 revenues from the first quarter of 2023 was driven by lower realized pricing and sales volumes.
Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $15.9 million, or $10.14 per Boe, in the second quarter of 2023 versus $17.5 million, or $10.61 per Boe, in the first quarter of 2023. LOE for the second quarter of 2022 was $8.3 million, or $9.77 per Boe. Contributing to the decrease in absolute LOE from the first quarter was the sale of the Delaware Basin assets and lower variable costs associated with reduced production volumes. LOE for the second quarter of 2023 was below the low end of guidance of $11.00 to $11.40 per BOE.
Gathering, Transportation and Processing (“GTP”) Costs: As previously disclosed, due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of natural gas through processing. As a result, GTP costs are now reflected as a reduction to the natural gas sales price and not as an expense item.
Ad Valorem Taxes: Ad valorem taxes were $1.06 per Boe for the second quarter of 2023 compared to $1.01 per Boe in the first quarter of 2023 and $1.12 per Boe for the second quarter of 2022.
Production Taxes: Production taxes were $2.55 per Boe in the second quarter of 2023 compared to $2.68 per Boe in the first quarter of 2023 and $4.89 per Boe in second quarter of 2022. Production taxes ranged between 4.9% to 5.1% of revenue for all three periods.
Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $13.23 per Boe in the second quarter of 2023 versus $12.92 per Boe for the first quarter of 2023 and $12.65 per Boe in the second quarter of 2022. Asset retirement obligation accretion was $0.23 per Boe in the second quarter of 2023 compared to $0.22 per Boe for the first quarter of 2023 and $0.22 per Boe in the second quarter of 2022.
Operating Lease Expense: Operating lease expense was $115,353 for the second quarter of 2023, $113,138 for the first quarter of 2023, and $83,590 in the second quarter of 2022. These expenses are primarily associated with the Company’s office leases.
General and Administrative Expenses (“G&A”): G&A was $6.8 million ($4.33 per Boe) for the second quarter of 2023 versus $7.1 million ($4.33 per Boe) for the first quarter of 2023 and $5.8 million ($6.86 per Boe) for the second quarter of 2022. G&A, excluding non-cash share-based compensation, was $4.5 million ($2.89 per Boe) for the second quarter of 2023 versus

$5.2 million ($3.15 per Boe) for the first quarter of 2023 and $3.9 million ($4.63 per Boe) for the second quarter of 2022. G&A, excluding non-cash share-based compensation and Delaware Transaction costs was $4.3 million ($2.75 per Boe), which represents a 13% and 41% respective decrease from first quarter 2023 and second quarter 2022 on a per Boe basis.
Interest Expense: Interest expense was $10.6 million in the second quarter of 2023 versus $10.4 million for the first quarter of 2023 and $3.3 million for the second quarter of 2022 due to increased borrowings and higher interest rates.
Derivative (Loss) Gain: In the second quarter of 2023, Ring recorded a net gain of $3.3 million on its commodity derivative contracts, including a realized $0.2 million cash commodity derivative gain and an unrealized $3.1 million non-cash commodity derivative gain. This compares to a net gain of $9.5 million in the first quarter of 2023, including a realized $0.6 million cash commodity derivative loss and an unrealized $10.1 million non-cash commodity derivative gain, and a net loss on commodity derivative contracts of $7.4 million in the second quarter of 2022, including a realized $19.6 million cash commodity derivative loss and an unrealized $12.2 million non-cash commodity derivative gain.
A summary listing of the Company’s outstanding derivative positions at June 30, 2023 is included in the tables shown later in this release.
For the remainder (July through December) of 2023, the Company has approximately 1.2 million barrels of oil (approximately 52% of oil sales guidance midpoint) hedged and approximately 1.3 billion cubic feet of natural gas (approximately 39% of natural gas sales guidance midpoint) hedged.
Income Tax: The Company recorded a non-cash income tax benefit of $6.4 million in the second quarter of 2023 versus a non-cash income tax provision of $2.0 million in the first quarter of 2023 and a non-cash income tax provision of $1.5 million for the second quarter of 2022. The non-cash tax benefit in the second quarter of 2023 was primarily due to the partial release of the valuation allowance.
Balance Sheet and Liquidity: Total liquidity (defined as cash and cash equivalents plus borrowing base availability) at the end of the second quarter of 2023 was $204.0 million, a 14% increase from March 31, 2023 and a 150% increase from June 30, 2022. Liquidity at June 30, 2023 consisted of cash and cash equivalents of $1.7 million and $202.2 million of availability under Ring’s revolving credit facility, which included a reduction of $0.8 million for letters of credit. On June 30, 2023, the Company had $397.0 million in borrowings outstanding on its Credit Facility that has a current borrowing base of $600.0 million. Upon completion of the Founders Acquisition, the Company is targeting further future debt reduction dependent on market conditions, the timing and level of capital spending, and other considerations.
Capital Expenditures: During the second quarter of 2023, accrued capital expenditures were $31.6 million, which was below the low end of guidance of $34 million to $38 million. In the NWS, the Company drilled and completed two 1.5-mile Hz wells (one with a working interest (“WI”) of 100% and the other with a WI of 75.4%) and two 1-mile wells (both with a WI of 91.1%). In the CBP, Ring drilled and completed two vertical wells (both with a WI of 100%) and performed three vertical well recompletions (each with a WI of 100%). Also included in capital spending were costs for capital workovers, infrastructure upgrades, and leasing costs.

Quarter	Area	Wells Drilled	Wells Completed	Re-completions

1Q 2023	Northwest Shelf	4	4	—
	Central Basin Platform (Vertical)	3	3	6
	Total	7	7	6

2Q 2023	Northwest Shelf	4	4	—
	Central Basin Platform (Vertical)	2	2	3
	Total	6	6	3
2023 Capital Investment, Sales Volumes, and Operating Expense Guidance
For the second half of 2023, Ring reiterates the pro forma third and fourth quarter of 2023 guidance provided on July 11, 2023 that reflects the Delaware Transaction completed in the second quarter and the positive impact from its pending Founders Acquisition.
The Company is targeting total pro forma capital expenditures in the second half of 2023 of $67 million to $77 million that includes a balanced and capital efficient combination of drilling Hz and vertical wells, as well as performing recompletions. Additionally, the capital spending program includes funds for targeted capital workovers, infrastructure upgrades, leasing costs, and non-operated drilling, completion, and capital workovers.
All projects and estimates are based on assumed WTI oil prices of $65 to $85 per barrel. As in the past, Ring has designed its spending program with flexibility to respond to changes in commodity prices and other market conditions as appropriate.

Based on the $72 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investments, including:
•73% for drilling, completion, and related infrastructure;
•19% for recompletions and capital workovers; and
•8% for land, environmental and safety, and non-operated capital.
The Company remains squarely focused on continuing to generate Adjusted Free Cash Flow in 2023. All 2023 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess Adjusted Free Cash Flow is currently targeted for further debt reduction upon completion of the Founders Acquisition.
The pro forma guidance in the table below represents the Company's current good faith estimate of the range of likely future results assuming a closing date for the Founders Acquisition of August 15, 2023, and also reflect the Delaware Transaction. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	PRO FORMA
	Q3	Q4
	2023	2023

Sales Volumes:
Total (Boe/d)	18,100 - 18,600	18,900 - 19,500
Mid Point (Boe/d)	18,350	19,200
Oil (%)	68%	69%
NGLs (%)	15%	15%
Gas (%)	17%	16%

Capital Program:
Capital spending(1) (millions)	$37 - $42	$30 - $35

Hz wells drilled	5 - 7	3 - 4
Vertical wells drilled	1 - 2	3 - 4
Wells completed and online	5 - 6	7 - 8

Operating Expenses:
LOE (per Boe)	$10.50 - $11.00	$10.50 - $11.00
(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well recompletions, capital workovers, and infrastructure upgrades. Also included is anticipated spending for leasing costs, and non-operated drilling, completion, and capital workovers.
Conference Call Information

Ring will hold a conference call on Friday, August 4, 2023 at 11:00 a.m. ET to discuss its second quarter 2023 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.
To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Second Quarter 2023 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.
About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. The forward-looking statements include statements about the expected benefits of the Founders Acquisition to Ring and its stockholders, the anticipated completion of the Founders Acquisition or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the Company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Ring and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the ability to complete the Founders Acquisition on anticipated terms and timetable; Ring’s ability to integrate its combined operations successfully after the Founders Acquisition and achieve anticipated benefits from it; the possibility that various closing conditions for the Transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Ring or Founders;

declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under the Credit Facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; and Ring’s ability to replace oil and natural gas reserves. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.
Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

RING ENERGY, INC.
Condensed Statements of Operations

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Oil, Natural Gas, and Natural Gas Liquids Revenues	$79,348,573	$88,082,912	$84,961,875	$167,431,485	$153,142,907

Costs and Operating Expenses
Lease operating expenses	15,938,106	17,472,691	8,301,443	33,410,797	17,254,608
Gathering, transportation and processing costs	(1,632)	(823)	549,389	(2,455)	1,846,247
Ad valorem taxes	1,670,343	1,670,613	949,239	3,340,956	1,901,193
Oil and natural gas production taxes	4,012,139	4,408,140	4,157,457	8,420,279	7,375,819
Depreciation, depletion and amortization	20,792,932	21,271,671	10,749,204	42,064,603	20,530,491
Asset retirement obligation accretion	353,878	365,847	186,303	719,725	374,545
Operating lease expense	115,353	113,138	83,590	228,491	167,180
General and administrative expense	6,810,243	7,130,139	5,832,302	13,940,382	11,354,579

Total Costs and Operating Expenses	49,691,362	52,431,416	30,808,927	102,122,778	60,804,662

Income from Operations	29,657,211	35,651,496	54,152,948	65,308,707	92,338,245

Other Income (Expense)
Interest income	79,745	—	—	79,745	—
Interest (expense)	(10,550,807)	(10,390,279)	(3,279,299)	(20,941,086)	(6,677,660)
Gain (loss) on derivative contracts	3,264,660	9,474,905	(7,457,018)	12,739,565	(35,053,159)
Gain (loss) on disposal of assets	(132,109)	—	—	(132,109)	—
Other income	116,610	9,600	—	126,210	—
Net Other Income (Expense)	(7,221,901)	(905,774)	(10,736,317)	(8,127,675)	(41,730,819)

Income Before Benefit from (Provision for) Income Taxes	22,435,310	34,745,722	43,416,631	57,181,032	50,607,426

Benefit from (Provision for) Income Taxes	6,356,295	(2,029,943)	(1,472,209)	4,326,352	(1,550,961)

Net Income	$28,791,605	$32,715,779	$41,944,422	$61,507,384	$49,056,465

Basic Earnings per share	$0.15	$0.18	$0.39	$0.33	$0.47
Diluted Earnings per share	$0.15	$0.17	$0.32	$0.32	$0.39

Basic Weighted-Average Shares Outstanding	193,077,859	177,984,323	106,390,776	185,545,775	103,291,669
Diluted Weighted-Average Shares Outstanding	195,866,533	190,138,969	130,597,589	193,023,966	126,251,705

RING ENERGY, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net sales volumes:
Oil (Bbls)	1,079,379	1,139,413	729,484	2,218,792	1,405,699
Natural gas (Mcf)	1,557,545	1,601,407	723,196	3,158,952	1,455,479
Natural gas liquids (Bbls)(1)	232,698	239,992	—	472,690	—
Total oil, natural gas and natural gas liquids (Boe)(1)(2)	1,571,668	1,646,306	850,017	3,217,974	1,648,279
% Oil	69%	69%	86%	69%	85%

Average daily equivalent sales (Boe/d)	17,271	18,292	9,341	17,779	9,107

Average realized sales prices:
Oil ($/Bbl)	$72.30	$73.36	$109.24	$72.85	$101.81
Natural gas ($/Mcf)	(0.71)	0.66	7.29	(0.01)	6.89
Natural gas liquids ($/Bbls)(1)	10.35	14.30	—	12.35	—
Barrel of oil equivalent ($/Boe)	$50.49	$53.50	$99.95	$52.03	$92.91

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$10.14	$10.61	$9.77	$10.38	$10.47
Gathering, transportation and processing costs	—	—	0.65	—	1.12
Ad valorem taxes	1.06	1.01	1.12	1.04	1.15
Oil and natural gas production taxes	2.55	2.68	4.89	2.62	4.47
Depreciation, depletion and amortization	13.23	12.92	12.65	13.07	12.46
Asset retirement obligation accretion	0.23	0.22	0.22	0.22	0.23
Operating lease expense	0.07	0.07	0.10	0.07	0.10
General and administrative expense (including share-based compensation)	4.33	4.33	6.86	4.33	6.89
G&A (excluding share-based compensation)	2.89	3.15	4.63	3.03	4.81
G&A (excluding share-based compensation and transaction costs)	2.75	3.15	4.63	2.96	4.81

(1) Beginning July 1, 2022, revenues were reported on a three-stream basis, separately reporting crude oil, natural gas, and natural gas liquids volumes and sales. For periods prior to July 1, 2022, volumes and sales for natural gas liquids were presented with natural gas.
(2) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding.) The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, natural gas, and natural gas liquids may differ significantly.

RING ENERGY, INC.
Condensed Balance Sheets

	(Unaudited)
	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$1,749,975	$3,712,526
Accounts receivable	32,044,159	42,448,719
Joint interest billing receivables, net	2,617,815	983,802
Derivative assets	8,307,537	4,669,162
Inventory	7,327,295	9,250,717
Prepaid expenses and other assets	3,061,216	2,101,538
Total Current Assets	55,107,997	63,166,464
Properties and Equipment
Oil and natural gas properties, full cost method	1,524,510,887	1,463,838,595
Financing lease asset subject to depreciation	3,144,038	3,019,476
Fixed assets subject to depreciation	2,762,370	3,147,125
Total Properties and Equipment	1,530,417,295	1,470,005,196
Accumulated depreciation, depletion and amortization	(331,153,213)	(289,935,259)
Net Properties and Equipment	1,199,264,082	1,180,069,937
Operating lease asset	1,628,832	1,735,013
Derivative assets	10,555,937	6,129,410
Deferred financing costs	15,458,204	17,898,973
Total Assets	$1,282,015,052	$1,268,999,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$90,021,106	$111,398,268
Income tax liability	98,481	—
Financing lease liability	761,110	709,653
Operating lease liability	394,404	398,362
Derivative liabilities	7,848,580	13,345,619
Notes payable	1,412,674	499,880
Deferred cash payment	—	14,807,276
Asset retirement obligations	408,958	635,843
Total Current Liabilities	100,945,313	141,794,901

Non-current Liabilities
Deferred income taxes	4,074,183	8,499,016
Revolving line of credit	397,000,000	415,000,000
Financing lease liability, less current portion	765,753	1,052,479
Operating lease liability, less current portion	1,263,936	1,473,897
Derivative liabilities	10,829,096	10,485,650
Asset retirement obligations	28,296,455	29,590,463
Total Liabilities	543,174,736	607,896,406
Commitments and contingencies
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - $0.001 par value; 450,000,000 shares authorized; 195,350,672 shares and 175,530,212 shares issued and outstanding, respectively	195,350	175,530
Additional paid-in capital	791,450,835	775,241,114
Accumulated deficit	(52,805,869)	(114,313,253)

RING ENERGY, INC.
Condensed Balance Sheets

Total Stockholders’ Equity	738,840,316	661,103,391
Total Liabilities and Stockholders' Equity	$1,282,015,052	$1,268,999,797

RING ENERGY, INC.
Condensed Statements of Cash Flows
(Unaudited)

	(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Cash Flows From Operating Activities
Net income	$28,791,605	$32,715,779	$41,944,422	$61,507,384	$49,056,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	20,792,932	21,271,671	10,749,203	42,064,603	20,530,490
Asset retirement obligation accretion	353,878	365,847	186,303	719,725	374,545
Amortization of deferred financing costs	1,220,385	1,220,384	189,274	2,440,769	388,548
Share-based compensation	2,260,312	1,943,696	1,899,245	4,204,008	3,421,155
Bad debt expense	19,315	2,894	—	22,209	—
Deferred income tax expense (benefit)	(6,548,363)	1,972,653	1,485,022	(4,575,710)	1,550,961
Excess tax expense (benefit) related to share-based compensation	150,877	—	—	150,877	—
(Gain) loss on derivative contracts	(3,264,660)	(9,474,905)	7,457,018	(12,739,565)	35,053,159
Cash received (paid) for derivative settlements, net	179,595	(658,525)	(19,617,265)	(478,930)	(33,732,766)
Changes in operating assets and liabilities:
Accounts receivable	5,320,051	3,428,287	(4,315,730)	8,748,338	(14,393,828)
Inventory	1,480,824	442,598	—	1,923,422	—
Prepaid expenses and other assets	(1,489,612)	529,934	(2,470,602)	(959,678)	(2,267,717)
Accounts payable	(5,471,391)	(9,589,898)	4,328,968	(15,061,289)	6,847,979
Settlement of asset retirement obligation	(429,567)	(490,319)	(1,113,208)	(919,886)	(1,666,576)
Net Cash Provided by Operating Activities	43,366,181	43,680,096	40,722,650	87,046,277	65,162,415

Cash Flows From Investing Activities
Payments for the Stronghold Acquisition	—	(18,511,170)	—	(18,511,170)	—
Payments to purchase oil and natural gas properties	(819,644)	(59,099)	(383,003)	(878,743)	(743,851)
Payments to develop oil and natural gas properties	(35,611,915)	(36,939,307)	(35,793,923)	(72,551,222)	(49,654,172)
Payments to acquire or improve fixed assets subject to depreciation	(11,324)	(14,570)	(81,646)	(25,894)	(91,760)
Sale of fixed assets subject to depreciation	332,230	—	126,100	332,230	134,600
Proceeds from divestiture of equipment for oil and natural gas properties	—	54,558	25,066	54,558	25,066
Receipt from sale of Delaware properties	7,992,917	—	—	7,992,917	—
Net Cash (Used in) Investing Activities	(28,117,736)	(55,469,588)	(36,107,406)	(83,587,324)	(50,330,117)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	28,500,000	56,000,000	40,500,000	84,500,000	50,500,000
Payments on revolving line of credit	(53,500,000)	(49,000,000)	(50,500,000)	(102,500,000)	(70,500,000)
Proceeds from issuance of common stock from warrant exercises	8,687,655	3,613,941	5,163,126	12,301,596	5,163,126
Payments for taxes withheld on vested restricted shares, net	(141,682)	(134,381)	(257,694)	(276,063)	(257,694)
Proceeds from notes payable	1,565,071	—	928,626	1,565,071	928,626
Payments on notes payable	(152,397)	(499,880)	(253,360)	(652,277)	(620,741)
Payment of deferred financing costs	—	—	—	—	—
Reduction of financing lease liabilities	(182,817)	(177,014)	(111,864)	(359,831)	(230,642)
Net Cash Provided by (Used in) Financing Activities	(15,224,170)	9,802,666	(4,531,166)	(5,421,504)	(15,017,325)

Net Increase (Decrease) in Cash	24,275	(1,986,826)	84,078	(1,962,551)	(185,027)
Cash at Beginning of Period	1,725,700	3,712,526	2,139,211	3,712,526	2,408,316
Cash at End of Period	$1,749,975	$1,725,700	$2,223,289	$1,749,975	$2,223,289

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of June 30, 2023

The following tables reflect the details of current derivative contracts as of June 30, 2023 (Quantities are in barrels (Bbl) for the oil derivative contracts and in million British thermal units (MMBtu) for the natural gas derivative contracts.):

	Oil Hedges (WTI)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

Swaps:
Hedged volume (Bbl)	181,700	138,000	170,625	156,975	282,900	368,000	—	—	—	—
Weighted average swap price	$74.19	$74.52	$67.40	$66.40	$65.49	$68.43	$—	$—	$—	$—

Deferred premium puts:
Hedged volume (Bbl)	230,000	165,600	45,500	45,500	—	—	—	—	—	—
Weighted average strike price	$80.47	$83.78	$84.70	$82.80	$—	$—	$—	$—	$—	$—
Weighted average deferred premium price	$10.60	$14.61	$17.15	$17.49	$—	$—	$—	$—	$—	$—

Two-way collars:
Hedged volume (Bbl)	211,163	274,285	339,603	325,847	230,000	128,800	474,750	464,100	—	—
Weighted average put price	$55.56	$56.73	$64.20	$64.30	$64.00	$60.00	$57.06	$60.00	$—	$—
Weighted average call price	$69.25	$70.77	$79.73	$79.09	$76.50	$73.24	$75.82	$69.85	$—	$—

Three-way collars:
Hedged volume (Bbl)	16,242	15,598	—	—	—	—	—	—	—	—
Weighted average first put price	$45.00	$45.00	$—	$—	$—	$—	$—	$—	$—	$—
Weighted average second put price	$55.00	$55.00	$—	$—	$—	$—	$—	$—	$—	$—
Weighted average call price	$80.05	$80.05	$—	$—	$—	$—	$—	$—	$—	$—

	Gas Hedges (Henry Hub)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

NYMEX Swaps:
Hedged volume (MMBtu)	144,781	203,706	152,113	138,053	121,587	644,946	616,199	591,725	—	—
Weighted average swap price	$3.36	$3.35	$3.62	$3.61	$3.59	$4.45	$3.78	$3.43	$—	$—

Two-way collars:
Hedged volume (MMBtu)	404,421	579,998	591,500	568,750	552,000	—	—	—	—	—
Weighted average put price	$3.17	$3.15	$4.00	$4.00	$4.00	$—	$—	$—	$—	$—
Call hedged volume (MMBtu)	404,421	579,998	591,500	568,750	552,000	—	—	—	—	—
Weighted average call price	$4.55	$4.50	$6.29	$6.29	$6.29	$—	$—	$—	$—	$—

	Oil Hedges (basis differential)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

Argus basis swaps:
Hedged volume (MMBtu)	305,000	460,000	364,000	364,000	368,000	368,000	270,000	273,000	276,000	276,000
Weighted average spread price (1)	$1.10	$1.10	$1.15	$1.15	$1.15	$1.15	$1.00	$1.00	$1.00	$1.00

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of June 30, 2023

	Gas Hedges (basis differential)
	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025

Waha basis swaps:
Hedged volume (MMBtu)	332,855	324,021	—	—	—	—	—	—	—	—
Weighted average spread price (1)	$0.55	$0.55	$—	$—	$—	$—	$—	$—	$—	$—

El Paso Permian Basin basis swaps:
Hedged volume (MMBtu)	329,529	459,683	—	—	—	—	—	—	—	—
Weighted average spread price (1)	$0.63	$0.63	$—	$—	$—	$—	$—	$—	$—	$—

(1) The oil basis swap hedges are calculated as the fixed price (weighted average spread price above) less the difference between WTI Midland and WTI Cushing, in the issue of Argus Americas Crude. The gas basis swap hedges are calculated as the Henry Hub natural gas price less the fixed amount specified as the weighted average spread price above.

RING ENERGY, INC.
Non-GAAP Information

Certain financial information included in this release are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Adjusted Free Cash Flow” or “AFCF,” “Adjusted Cash Flow from Operations” or “ACFFO,” “G&A Excluding Share-Based Compensation” “G&A Excluding Share-Based Compensation and Transaction Costs,” and “Leverage Ratio.” Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” is calculated as Net Income minus the estimated after-tax impact of share-based compensation, ceiling test impairment, unrealized gains and losses on changes in the fair value of derivatives, and related transaction costs. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current period to prior periods. The Company believes that the presentation of Adjusted Net Income provides useful information to investors as it is one of the metrics management uses to assess the Company’s ongoing operating and financial performance, and also is a useful metric for investors to compare our results with our peers.

	(Unaudited for All Periods)
	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2023		2023		2022		2023		2022
	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted	Total	Per share - diluted
Net Income	$28,791,605	$0.15	$32,715,779	$0.17	$41,944,422	$0.32	$61,507,384	$0.32	$49,056,465	$0.39

Share-based compensation	2,260,312	0.01	1,943,696	0.01	1,899,245	0.01	4,204,008	0.02	3,421,155	0.03
Unrealized loss (gain) on change in fair value of derivatives	(3,085,065)	(0.02)	(10,133,430)	(0.05)	(12,160,246)	(0.09)	(13,218,495)	(0.07)	1,320,393	0.01
Transaction costs - executed A&D	220,191	—	—	—	—	—	220,191	—	—	—
Tax impact on adjusted items	(171,282)	—	478,467	—	(347,939)	—	307,185	—	145,314	—

Adjusted Net Income	$28,015,761	$0.14	$25,004,512	$0.13	$31,335,482	$0.24	$53,020,273	$0.27	$53,943,327	$0.43

Diluted Weighted-Average Shares Outstanding	195,866,533		190,138,969		130,597,589		193,023,966		126,251,705

Adjusted Net Income per Diluted Share	$0.14		$0.13		$0.24		$0.27		$0.43

Reconciliation of Net Income to Adjusted EBITDA
The Company defines “Adjusted EBITDA” as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion, transaction costs for executed acquisitions and divestitures (A&D), share-based compensation, loss (gain) on disposal of assets, and backing out the effect of other income. Company management believes Adjusted EBITDA is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

	(Unaudited for All Periods)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net Income	$28,791,605	$32,715,779	$41,944,422	$61,507,384	$49,056,465

Interest expense, net	10,471,062	10,390,279	3,279,299	20,861,341	6,677,660
Unrealized loss (gain) on change in fair value of derivatives	(3,085,065)	(10,133,430)	(12,160,246)	(13,218,495)	1,320,393
Income tax (benefit) expense	(6,356,295)	2,029,943	1,472,209	(4,326,352)	1,550,961
Depreciation, depletion and amortization	20,792,932	21,271,671	10,749,204	42,064,603	20,530,491
Asset retirement obligation accretion	353,878	365,847	186,303	719,725	374,545
Transaction costs - executed A&D	220,191	—	—	220,191	—
Share-based compensation	2,260,312	1,943,696	1,899,245	4,204,008	3,421,155
Loss (gain) on disposal of assets	132,109	—	—	132,109	—
Other income	(116,610)	(9,600)	—	(126,210)	—

Adjusted EBITDA	$53,464,119	$58,574,185	$47,370,436	$112,038,304	$82,931,670

Adjusted EBITDA Margin	67%	66%	56%	67%	54%

Reconciliations of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted EBITDA to Adjusted Free Cash Flow
The Company defines “Adjusted Free Cash Flow” or “AFCF” as Net Cash Provided by Operating Activities less changes in operating assets and liabilities (as reflected on our statements of cash flows); plus transaction costs for executed acquisitions and divestitures; current tax expense (benefit); proceeds from divestitures of equipment for oil and natural gas properties; loss (gain) on disposal of assets; and less capital expenditures; bad debt expense; and other income. For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) but excludes acquisition costs of oil and gas properties from third parties that are not included in our capital expenditures guidance provided to investors. Our management believes that Adjusted Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of our current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. Other companies may use different definitions of Adjusted Free Cash Flow.

	(Unaudited for All Periods)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net Cash Provided by Operating Activities	$43,366,181	$43,680,096	$40,722,650	$87,046,277	$65,162,415
Adjustments - Condensed Statements of Cash Flows
Changes in operating assets and liabilities	589,695	5,679,398	3,570,574	6,269,093	11,480,143
Transaction Costs - executed A&D	220,191	—	—	220,191	—
Income tax expense (benefit) - current	41,191	57,290	(12,813)	98,481	—
Capital expenditures	(31,608,483)	(38,925,497)	(41,810,442)	(70,533,980)	(61,554,135)
Proceeds from divestiture of equipment for oil and natural gas properties	—	54,558	25,066	54,558	25,066
Bad debt expense	(19,315)	(2,894)	—	(22,209)	—
Loss (gain) on disposal of assets	132,109	—	—	132,109	—
Other income	(116,610)	(9,600)	—	(126,210)	—

Adjusted Free Cash Flow	$12,604,959	$10,533,351	$2,495,035	$23,138,310	$15,113,489

	(Unaudited for All Periods)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Adjusted EBITDA	$53,464,119	$58,574,185	$47,370,436	$112,038,304	$82,931,670

Net interest expense (excluding amortization of deferred financing costs)	(9,250,677)	(9,169,895)	(3,090,025)	(18,420,572)	(6,289,112)
Capital expenditures	(31,608,483)	(38,925,497)	(41,810,442)	(70,533,980)	(61,554,135)
Proceeds from divestiture of equipment for oil and natural gas properties	—	54,558	25,066	54,558	25,066

Adjusted Free Cash Flow	$12,604,959	$10,533,351	$2,495,035	$23,138,310	$15,113,489

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Cash Flow from Operations
The Company defines “Adjusted Cash Flow from Operations” or “ACFFO” as Net Cash Provided by Operating Activities, per the Condensed Statements of Cash Flows, less the changes in operating assets and liabilities, including accounts receivable, inventory, prepaid expenses and other assets, accounts payable, and settlement of asset retirement obligation, which are subject to variation due to the nature of the Company’s operations. Accordingly, the Company believes this non-GAAP measure is useful to investors because it is used often in its industry and allows investors to compare this metric to other companies in its peer group as well as the E&P sector.

	(Unaudited for All Periods)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net Cash Provided by Operating Activities	$43,366,181	$43,680,096	$40,722,650	$87,046,277	$65,162,415

Changes in operating assets and liabilities	589,695	5,679,398	3,570,572	6,269,093	11,480,143

Adjusted Cash Flow from Operations	$43,955,876	$49,359,494	$44,293,222	$93,315,370	$76,642,558

Reconciliation of General and Administrative Expense (G&A) to G&A Excluding Share-Based Compensation and Transaction Costs

	(Unaudited for All Periods)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

General and administrative expense (G&A)	$6,810,243	$7,130,139	$5,832,302	$13,940,382	$11,354,579
Shared-based compensation	2,260,312	1,943,696	1,899,245	4,204,008	3,421,155
G&A excluding share-based compensation	4,549,931	5,186,443	3,933,057	9,736,374	7,933,424
Transaction costs - executed A&D	220,191	—	—	220,191	—
G&A excluding share-based compensation and transaction costs	$4,329,740	$5,186,443	$3,933,057	$9,516,183	$7,933,424

Calculation of Leverage Ratio
“Leverage” or the “Leverage Ratio” is calculated under our existing senior revolving credit facility and means as of any date, the ratio of (i) our consolidated total debt as of such date to (ii) our Consolidated EBITDAX for the four consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under our existing senior revolving credit facility; provided that for the purposes of the definition of ‘Leverage Ratio’, (a) for the fiscal quarter ended September 30, 2022, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for such fiscal quarter by four, (b) for the fiscal quarter ended December 31, 2022, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for the two fiscal quarter period ended on December 31, 2022 by two, (c) for the fiscal quarter ended March 31, 2023, Consolidated EBITDAX is calculated by multiplying Consolidated EBITDAX for the three fiscal quarter period ended on March 31, 2023 by four-thirds, and (d) for each fiscal quarter thereafter, Consolidated EBITDAX will be calculated by adding Consolidated EBITDAX for the four consecutive fiscal quarters ending on such date.

The Company defines “Consolidated EBITDAX” in accordance with our existing senior revolving credit facility and it means for any period an amount equal to the sum of (i) consolidated net income for such period plus (ii) to the extent deducted in determining consolidated net income for such period, and without duplication, (A) consolidated interest expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation, depletion and amortization determined on a consolidated basis in accordance with GAAP, (D) exploration expenses determined on a consolidated basis in accordance with GAAP, and (E) all other non-cash charges acceptable to our senior revolving credit facility administrative agent determined on a consolidated basis in accordance with GAAP, in each case for such period minus (iii) all noncash income added to consolidated net income for such period; provided that, for purposes of calculating compliance with the financial covenants set forth in our senior revolving credit facility, to the extent that during such period we shall have consummated an acquisition permitted by the senior revolving credit facility or any sale, transfer or other disposition of any person, business, property or assets permitted by the senior revolving credit facility, Consolidated EBITDAX will be calculated on a pro forma basis with respect to such person, business, property or assets so acquired or disposed of.

Also set forth in our existing senior revolving credit facility is the maximum permitted Leverage Ratio of 3.00. The following table shows the leverage ratio calculation for the Company’s most recent fiscal quarter.

	(Unaudited)
	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	Last Four Quarters
	2022	2022	2023	2023
Consolidated EBITDAX Calculation:
Net Income (Loss)	$75,085,891	$14,492,669	$32,715,779	$28,791,605	$151,085,944
Plus: Interest expense	7,021,381	9,468,688	10,390,279	10,550,807	37,431,155
Plus: Income tax provision (benefit)	4,315,783	2,541,980	2,029,943	(6,356,295)	2,531,411
Plus: Depreciation, depletion and amortization	14,324,502	20,885,774	21,271,671	20,792,932	77,274,879
Plus: non-cash charges acceptable to Administrative Agent	(45,926,132)	7,962,406	(7,823,887)	(470,875)	(46,258,488)
Consolidated EBITDAX	$54,821,425	$55,351,517	$58,583,785	$53,308,174	$222,064,901
Plus: Pro Forma Acquired Consolidated EBITDAX	$22,486,182	$—	$—	$—	$22,486,182
Less: Pro Forma Divested Consolidated EBITDAX	(355,824)	(507,709)	(683,723)	(201,859)	$(1,749,115)
Pro Forma Consolidated EBITDAX	$76,951,783	$54,843,808	$57,900,062	$53,106,315	$242,801,968

Non-cash charges acceptable to Administrative Agent
Asset retirement obligation accretion	$243,140	$365,747	$365,847	$353,878
Unrealized loss (gain) on derivative assets	(47,712,305)	5,398,615	(10,133,430)	(3,085,065)
Share-based compensation	1,543,033	2,198,044	1,943,696	2,260,312
Total non-cash charges acceptable to Administrative Agent	$(45,926,132)	$7,962,406	$(7,823,887)	$(470,875)

	As of
	June 30,
	2023
Leverage Ratio Covenant:
Total Debt	$397,000,000
Pro Forma Consolidated EBITDAX	$242,801,968
Leverage Ratio	1.64
Maximum Allowed	≤ 3.00x